ZALICUS

ZALICUS ANNOUNCES POSITIVE RESULTS OF Z944 PHASE 1B CLINICAL STUDY IN PAIN

Efficacy Signals in Inflammatory and Neuropathic Pain Observed

Second U.S. Patent Issues for Z944 Providing Exclusivity to 2029

CAMBRIDGE, Mass. – November 1, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced positive results of a Phase 1b clinical study with Z944, a novel oral T-type calcium channel modulator in development for the treatment of pain. The Phase 1b study is an experimental clinical model utilizing Laser-Evoked-Potentials (LEP) to provide both objective and subjective assessments of the activity of Z944 in induced pain states. Based on these results, Zalicus is planning to advance a modified-release formulation of Z944 into Phase 2 clinical development in an appropriate pain indication in 2014. In addition, a second United States patent for Z944 (U.S. Patent number 8,569,344) covering methods of treating pain was issued on October 29, 2013, providing additional patent protection for Z944 in the United States until at least 2029.

“This is the first T-type calcium channel modulator to demonstrate clinical translation in pain, and these results are indicative of Z944’s potential activity in modulating pain signaling. We look forward to further evaluating a modified release formulation of Z944 in a relevant clinical pain syndrome in 2014,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

This exploratory, double-blind placebo-controlled, randomized cross-over, Phase 1b clinical study enrolled 16 healthy volunteers and was conducted in a single center in Germany. The primary objective of the study was to compare the analgesic/anti-hyperalgesic properties of three different single doses of Z944 in a model of inflammatory pain and in a model of chronic neuropathic pain as compared with placebo. Highlights of the results of the Z944 Phase 1b LEP study results include:

·	Statistically significant and meaningful reductions at each of the three doses compared to placebo of overall peak-to-peak (PtP) amplitude of LEPs in models of both inflammatory (p<=0.0002) and neuropathic (p<0.05) pain.

·	Consistent trends in reduction of subjective pain scores compared to placebo using a visual analog scale in both pain models.

·	Meaningful trends in effects based on dose and concentration, providing important insights into the potential therapeutic window and effective plasma concentrations of Z944.

·	Z944 was generally well tolerated with dose dependent CNS side effects and no serious adverse events.

In this study, hypersensitivity to laser thermal stimulation was induced by UV light exposure as a model of inflammatory pain and by topical capsaicin as a model of neuropathic pain. Electrical voltage fluctuations evoked by laser thermal stimulation were quantified with vertex-Electroencephalography (EEG) in addition to a subject-reported pain score. Many currently approved and emerging pain drugs have been evaluated using the LEP model, providing the ability to benchmark the efficacy of Z944

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against other therapies. About Z944 and T-type Calcium Channels

Z944 is a novel, oral, state-dependent, selective T-type calcium channel modulator that has demonstrated efficacy in multiple preclinical inflammatory pain models and in a Phase 1b experimental model of pain. T-type calcium channels have been recognized as key targets for therapeutic intervention in a broad range of cell functions and have been implicated in pain signaling. Zalicus is planning to advance a modified release formulation of Z944 through further clinical development.

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z944, its clinical and commercial potential and the plans for its clinical development, the Zalicus selective Ion channel modulation technology and related preclinical product candidates and Zalicus’ other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the formulation and clinical development of Z944, the ability of Zalicus to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com

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(c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com